1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports Third Quarter Results
EAST GREENVILLE, PA, October 23, 2017 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the third quarter ended September 30, 2017. Net sales were $291.3 million for the third quarter of 2017, a decrease of 0.3%, from the third quarter of 2016. Operating profit was $30.1 million for the third quarter of 2017, a decrease of 14.4%, from the third quarter of 2016. Net income for the third quarter of 2017 was $19.1 million, a decrease of 11.5%, when compared to the third quarter of 2016. Diluted earnings per share was $0.39 and $0.44 for the third quarter of 2017 and 2016, respectively.
"The third quarter was an important inflection point as sales stabilized and we returned to double digit levels of profitability," commented Andrew Cogan, Knoll President and CEO. "For the first time, sales of our newer workplace models and related products exceeded those of our legacy systems. Coupled with continued growth in our residential and Specialty businesses, the initiatives we have taken over the past year to increase our market penetration and Office sales, position us well for a return to growth."
Third Quarter Results
Third quarter 2017 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended September 30,		Percent
	2017	2016	Change
Net Sales	$291.3	$292.1	(0.3)%
Gross Profit	106.6	112.8	(5.5)%
Gross Profit %	36.6%	38.6%	(5.2)%
Operating Expenses	76.5	77.6	(1.4)%
Operating Profit	30.1	35.2	(14.4)%
Operating Profit %	10.3%	12.1%	(14.9)%
Net Income Attributable to Knoll, Inc. Stockholders	19.1	21.6	(11.5)%
Diluted Earnings Per Share	$0.39	$0.44	(11.4)%
Net sales were $291.3 million for the third quarter of 2017, a decrease of 0.3%, from the third quarter of 2016. Net sales for the Office segment were $181.2 million during the third quarter of 2017, a decrease of 2.5%, when compared to the third quarter of 2016. The decrease in Office sales compared to the third quarter of 2016 was due primarily to a decline in government sales, while Office commercial sales were flat. Net sales for the Studio segment were $83.2 million during the third quarter of 2017, an increase of 4.2%, when compared to the third quarter of 2016. Increased sales at Holly Hunt and the incremental sales from DatesWeiser were partially offset by a decrease in contract shipments at KnollStudio. Net sales for the Coverings segment were $26.9 million during the third quarter of 2017, an increase of 1.5%, when compared to the third quarter of 2016. The increase in Coverings was driven primarily by higher volume in the Spinneybeck | FilzFelt and Edelman businesses, partially offset by volume declines in KnollTextiles.

Gross profit for the third quarter of 2017 was $106.6 million, a decrease of $6.2 million, or 5.5%, when compared to the third quarter of 2016. Gross margin decreased from 38.6% in the third quarter of 2016 to 36.6% in the third quarter of 2017. This decrease was driven primarily by accelerated commodity inflation, foreign exchange headwinds, and unfavorable mix related to the ramp up of newer product platforms. These declines were partially offset by continuous improvement and lean initiatives.
Total operating expenses were $76.5 million for the third quarter of 2017, or 26.3% of net sales, compared to $77.6 million, or 26.6% of net sales, for the third quarter of 2016. The decrease was due primarily to lower incentive compensation from decreased profitability.
The tax rate for the third quarter of 2017 was 29.9%, down from 34.9% in the third quarter of 2016. The decrease in the tax rate was related primarily to the reversal of a valuation allowance against certain foreign jurisdiction deferred tax assets. The tax rate was also affected by the mix of pretax income and the varying effective tax rates in the countries and states in which we operate.
Capital expenditures for the third quarter of 2017 totaled $8.7 million compared to $10.4 million in the third quarter of 2016. During the third quarter of 2017, the Company paid a quarterly dividend of $7.3 million, or $0.15 per share, compared to a quarterly dividend of $7.2 million, or $0.15 per share, in the third quarter of 2016.

Business Segment Results
The Company manages its business through its reportable segments: Office, Studio, and Coverings. All unallocated expenses are included within Corporate.
The Office segment includes a complete range of workplace products that address diverse workplace planning paradigms. These products include: systems furniture, seating, storage, tables, desks and KnollExtra® accessories as well as the international sales of our North American Office products.
The Studio segment includes KnollStudio®, HOLLY HUNT®, Knoll Europe and DatesWeiser. KnollStudio products include iconic seating, lounge furniture, side, cafe and dining chairs as well as conference, training and dining and occasional tables. HOLLY HUNT® is known for high quality residential furniture, lighting, rugs, textiles and leathers. In 2016, HOLLY HUNT® acquired Vladimir Kagan Design Group, a renowned collection of modern luxury furnishings. Knoll Europe, which distributes both KnollStudio and Knoll Office products, manufactures and sells products to customers primarily in Europe. DatesWeiser, known for its sophisticated meeting and conference tables and credenzas, sets a standard for design, quality and technology integration.
The Coverings segment includes KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather. These businesses provide a wide range of customers with high-quality fabrics, felt, leather and related architectural products.
In 2016, the Company revised its segment presentation to segregate Corporate costs. The Company believes this facilitates improved communication as we report segment results and better aligns with how we view and operate the Company. Corporate costs represent the portion of unallocated expenses relating to shared services and general corporate functions including, but not limited to, legal expenses, acquisition expenses, certain finance, human resources, administrative and executive expenses and other expenses that are not directly attributable to an operating segment. Dedicated, direct selling, general and administrative expenses of the segments continue to be included within segment operating profit. Management regularly reviews the costs included in the Corporate function, and believes disclosing such information provides more visibility and transparency of how the chief operating decision maker reviews the results for the Company.
The tables below present the Company’s segment information with Corporate costs excluded from operating segment results. Prior year amounts have been recast to conform to the current presentation:

	Three Months Ended September 30,
Net Sales (in thousands)	2017	2016
Office	$181,168	$185,764
Studio	83,186	79,829
Coverings	26,902	26,504
Total Net Sales	$291,256	$292,097

	Three Months Ended September 30,
Operating Profit (in thousands)	2017	2016
Office	$15,546	$20,390
Studio	12,370	13,372
Coverings	6,252	6,295
Corporate	(4,043)	(4,854)
Total Operating Profit	$30,125	$35,203

Cautionary Statement Regarding Forward-Looking Information
This presentation includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign exchange rates, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission, as well as other cautionary statements that are made from time-to-time in Knoll's public communications. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Charles Rayfield
Senior Vice President and Chief Financial Officer
Tel 215 679-1703
crayfield@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

Conference Call Information
Knoll will host a conference call on Tuesday, October 24, 2017 at 10:00 A.M. ET to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “Discover Knoll” and click on “Investor Relations.”
The conference call may also be accessed by dialing:
North America     (844) 778-4138
International     (661) 378-9550
Passcode      995 28033
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website. In addition, an audio replay of the conference call will be available through October 31, 2017 by dialing (855) 859-2056. International replay: (404) 537-3406 (Passcode: 995 28033).

About Knoll
Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, and DatesWeiser - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net sales	$291,256	$292,097	$816,770	$871,426
Cost of sales	184,646	179,296	514,528	536,797
Gross profit	106,610	112,801	302,242	334,629
Selling, general, and administrative expenses	76,485	77,598	224,703	234,103
Restructuring charges	—	—	2,150	—
Operating profit	30,125	35,203	75,389	100,526
Interest expense	1,991	1,296	5,521	4,157
Other expense, net	815	681	1,251	3,470
Income before income tax expense	27,319	33,226	68,617	92,899
Income tax expense	8,158	11,608	21,104	32,229
Net earnings	19,161	21,618	47,513	60,670
Net earnings attributable to noncontrolling interests	29	11	43	28
Net earnings attributable to Knoll, Inc. stockholders	$19,132	$21,607	$47,470	$60,642

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.39	$0.45	$0.98	$1.26
Diluted	$0.39	$0.44	$0.96	$1.24

Weighted-average shares outstanding:
Basic	48,468,480	48,053,836	48,406,659	48,000,386
Diluted	48,979,182	48,845,553	49,167,856	48,765,607

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,833	$9,854
Customer receivables, net	91,890	84,425
Inventories, net	149,026	142,072
Prepaid and other current assets	35,860	40,457
Total current assets	282,609	276,808
Property, plant, and equipment, net	209,566	197,084
Goodwill and intangible assets, net	381,561	383,261
Other non-current assets	1,456	1,460
Total assets	$875,192	$858,613
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	103,573	97,518
Other current liabilities	101,644	114,855
Total current liabilities	215,217	222,373
Long-term debt	208,882	208,383
Other non-current liabilities	110,984	118,388
Total liabilities	535,083	549,144
Total equity	340,109	309,469
Total liabilities and equity	$875,192	$858,613

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016

Net earnings	$47,513	$60,670
Cash provided by operating activities	59,404	95,662
Cash used in investing activities	(29,433)	(33,831)
Cash used in financing activities	(38,994)	(55,602)
Effect of exchange rate changes on cash and cash equivalents	5,002	766
Net increase (decrease) in cash and cash equivalents	(4,021)	6,995
Cash and cash equivalents at beginning of period	9,854	4,192
Cash and cash equivalents at end of period	$5,833	$11,187